EXHIBIT 11

                          COMPUTATION OF PER SHARE DATA
                                   (UNAUDITED)


                                                         Three Months Ended
                                                    --------------------------
                                                    March 31,        March 31,
                                                       1997            1996
                                                    ---------        ---------
Net loss                                          $  (320,000)      $  (253,000)

Preferred Stock dividend                             (102,000)          (97,000)
                                                  -----------       -----------
Loss applicable to Common Stock                   $  (422,000)      $  (350,000)
                                                  ===========       ===========
Primary:
 Weighted average number of common
   shares outstanding                               4,681,765         4,681,765
                                                  ===========       ===========
Net loss per share of Common Stock
 (primary):                                       $      (.09)      $      (.07)
                                                  ===========       ===========
Assuming Full Dilution:
 Weighted average number of common
 shares outstanding                                 4,681,765         4,681,765
                                                  ===========       ===========
Net loss per share of Common Stock
 (assuming full dilution) (a)                     $      (.09)      $      (.07)
                                                  ===========       ===========

(a) Not presented because dilution is less than 3 percent from primary amounts.


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